Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2019 Financial Results

ADDISON, Texas, April 23, 2019 /Business Wire/ -- Guaranty Bancshares, Inc. (NASDAQ: GNTY), the holding company for Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended March 31, 2019.  The company's net income available to common shareholders was $5.3 million, or $0.45 per basic share, for the quarter ended March 31, 2019, compared to $6.5 million, or $0.55 per basic share, for the quarter ended December 31, 2018 and $4.4 million, or $0.39 per basic share, for the quarter ended March 31, 2018.  The earnings per basic share during the first quarter of 2019, compared to the same period in 2018, were impacted by the issuance of 899,816 shares of common stock in connection with the completion of the Westbound Bank ("Westbound") acquisition on June 1, 2018 and by our repurchase of 219,030 shares of common stock between April 1, 2018 and March 31, 2019. Return on average assets and average equity for the first quarter were 0.94% and 9.11%, respectively, compared to 1.15% and 10.67%, respectively, for the fourth quarter of 2018 and 0.89% and 8.35%, respectively, for the same period during 2018.

"We are very pleased with our strong core deposit growth, continued expansion in our net interest margin, and strong asset quality metrics this quarter.   We will continue to execute on our strategic plan of organic growth of loan and deposit relationships in our expansion markets, which will further improve our efficiencies and performance as we add additional scale.  While loan demand was softer in Q1 than previous quarters, we still see overall positive trends and opportunities in our markets and Texas as a whole.  Our company’s stock valuation remains at what we see as a very attractive level, so we expect to continue executing on our previously announced stock repurchase plan," commented Ty Abston, the company's Chairman and Chief Executive Officer.

The company’s growth in net earnings in the first quarter of 2019, as compared to the first quarter of 2018, was primarily attributable to an increase in net interest income, before the provision for loan losses, of $3.6 million.  These items were partially offset by an increase in noninterest expense of $2.3 million, of which $1.8 million related to higher employee compensation and benefits and occupancy expenses during the quarter.  The increase in employee compensation and benefits and occupancy expenses resulted from an increase of 44 full-time equivalent employees, from 419 as of March 31, 2018 to 463 as of March 31, 2019, of which 28 new employees were related to the Westbound acquisition, 11 were related to our two de novo locations in Austin and Fort Worth, Texas that were opened in the fourth quarter of 2017, and other employees that were added to support operational growth.

Net interest income in the first quarter of 2019 and 2018 was $19.0 million and $15.4 million, respectively, an increase of $3.6 million, or 23.65%.  Net interest margin for the first quarter of 2019 and 2018 was 3.64% and 3.41%, respectively.  Net interest income and net interest margin, on a taxable equivalent basis, were $19.0 million and 3.75%, respectively, for the first quarter of 2019.  Our net interest income was positively affected by achieving higher increases in loan yields than for deposit costs.  During the period, our loan yield increased from 4.83% as of March 31, 2018 to 5.46% as of March 31, 2019, a change of 0.63% while our interest bearing deposit costs increased from 1.06% to 1.58% during the same period, a change of 0.52%.

The provision for loan losses was $575,000 in the first quarter of 2019, compared to $500,000 in the fourth quarter of 2018 and $600,000 in the first quarter of 2018.  The provision for loan losses is primarily reflective of organic growth during the respective periods.  Nonperforming assets as a percentage of total loans were 0.31% at March 31, 2019, compared to 0.46% at December 31, 2018, and 0.64% at March 31, 2018.

Noninterest income decreased $611,000, or 14.64%, in the first quarter of 2019 to $3.6 million, compared to $4.2 million for the quarter ended December 31, 2018. The decrease was primarily attributable to $601,000 recognized in the prior quarter as other noninterest income from the sale of our Atlanta, Texas bank location and former Longview, Texas bank location.  Further contributing to the decrease was a decline in service charges income of $113,000, or 12.03% from the prior quarter, partially offset by an increase in the net realized gain on sale of loans of $40,000, or 9.15% from the prior quarter.

Noninterest income decreased $103,000, or 2.81%, in the first quarter of 2019, compared to $3.7 million for the quarter ended March 31, 2018.  The decrease was primarily attributable to a decrease in the net realized gain on sale of loans of $79,000, or 14.21%, from the same quarter in the prior year. Other noninterest income decreased $133,000, or 18.40%, from the same quarter in 2018 due primarily to a $263,000 negative adjustment in our SBA servicing asset fair value. These decreases were partially offset by increases in merchant and debit card fees and bank owned life insurance of $130,000 and $32,000, respectively.

Noninterest expense increased 6.37% in the first quarter of 2019 to $15.5 million, compared to $14.5 million for the quarter ended December 31, 2018. The increase resulted primarily from a $587,000, or 6.99%, increase in employee compensation and benefits and a $129,000 increase in software and technology expenses in the current quarter.  These increases were partially offset by a $44,000, or 10.58%, decrease in advertising and promotions expense, from $416,000 in the previous quarter to $372,000 in the first quarter of 2019.

Noninterest expense increased $2.3 million, or 17.79%, in the first quarter of 2019, compared to the first quarter of 2018.  The increase in noninterest expense in the first quarter of 2019 was primarily driven by an increase in employee compensation and benefits expense to $9.0 million, up $1.2 million from the same quarter of the prior year due in part to the Westbound acquisition during the second quarter of 2018 and to new employees at our two de novo locations in Austin and Fort Worth, Texas. Occupancy expenses also increased $598,000, from $1.9 million in the first quarter of 2018, to $2.5 million in the first quarter of 2019.  The increase in occupancy expense is primarily due to an increase in depreciation expense, ad valorum taxes, janitor expense and building maintenance, a combined expense increase of $310,000, resulting mainly from the Westbound acquisition and new Austin and Fort Worth locations. Other increases are due to commencement of leases in Austin and Fort Worth and adoption of the new Accounting Standards Codification 842, Leases. The company’s efficiency ratio in the first quarter of 2019 was 68.55%, compared to 68.99% in the same quarter last year.

Consolidated assets for the company totaled $2.31 billion at March 31, 2019, compared to $2.27 billion at December 31, 2018, and $2.00 billion at March 31, 2018.  Gross loans decreased 0.23%, or $3.8 million, to $1.66 billion at March 31, 2019, compared to loans of $1.66 billion at December 31, 2018.  Gross loans increased 18.15%, or $254.4 million, from $1.40 billion at March 31, 2018.  Excluding the $154.7 million of loans acquired from Westbound, and the $10.2 million in loans sold with the Atlanta bank location, organic loan growth from March 31, 2018 to March 31, 2019 was $95.2 million, or 6.36%. Deposits increased by 4.85%, or $90.8 million, to $1.96 billion at March 31, 2019, compared to $1.87 billion at December 31, 2018. Total deposits increased 16.00%, or $270.7 million, from $1.69 billion at March 31, 2018.  Excluding the $181.4 million of deposits acquired from Westbound, and the $32.4 million in deposits sold with the Atlanta bank location, organic deposit growth from March 31, 2018 to March 31, 2019 was $121.7 million, or 6.71%.  Shareholders' equity totaled $250.3 million as of March 31, 2019, compared $244.6 million at December 31, 2018 and $207.4 million at March 31, 2018.  The increases from the previous quarter and from March 31, 2018 were primarily the result of operating earnings and the issuance of common stock related to the Westbound acquisition on June 1, 2018.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2019	2018
	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$40,915	$44,471	$38,483	$37,944	$33,021
Federal funds sold	58,000	20,275	10,700	56,850	43,875
Interest-bearing deposits	9,389	6,764	4,868	4,186	9,715
Total cash and cash equivalents	108,304	71,510	54,051	98,980	86,611
Securities available for sale	236,979	232,975	232,378	243,490	235,075
Securities held to maturity	160,980	163,164	164,839	167,239	170,408
Loans held for sale	1,222	1,795	826	1,731	1,477
Loans, net	1,640,979	1,645,444	1,638,149	1,580,441	1,388,913
Accrued interest receivable	8,245	9,292	7,760	8,667	6,719
Premises and equipment, net	52,378	52,227	52,660	53,396	45,095
Other real estate owned	632	751	1,783	1,926	2,076
Cash surrender value of life insurance	26,458	26,301	25,747	25,590	19,468
Deferred tax asset	2,167	3,209	3,237	2,902	3,354
Core deposit intangible, net	4,493	4,706	4,919	5,133	2,578
Goodwill	32,160	32,160	32,160	32,019	18,742
Other assets	33,994	23,436	24,071	23,126	17,369
Total assets	$2,308,991	$2,266,970	$2,242,580	$2,244,640	$1,997,885
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$490,206	$489,789	$479,405	$464,236	$421,255
Interest-bearing	1,472,095	1,381,691	1,357,934	1,384,189	1,270,327
Total deposits	1,962,301	1,871,480	1,837,339	1,848,425	1,691,582
Securities sold under agreements to repurchase	11,542	12,228	11,107	12,588	12,395
Accrued interest and other liabilities	22,396	10,733	10,187	9,515	7,575
Federal Home Loan Bank advances	50,131	115,136	129,140	120,644	65,149
Subordinated debentures	12,310	12,810	12,810	13,810	13,810
Total liabilities	2,058,680	2,022,387	2,000,583	2,004,982	1,790,511

Total shareholders' equity	250,311	244,583	241,997	239,658	207,374
Total liabilities and shareholders' equity	$2,308,991	$2,266,970	$2,242,580	$2,244,640	$1,997,885

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
INCOME STATEMENTS
Interest income	$25,307	$24,719	$23,675	$21,026	$19,038
Interest expense	6,300	5,863	5,446	4,567	3,666
Net interest income	19,007	18,856	18,229	16,459	15,372
Provision for loan losses	575	500	500	650	600
Net interest income after provision for loan losses	18,432	18,356	17,729	15,809	14,772
Noninterest income	3,562	4,173	3,549	3,916	3,665
Noninterest expense	15,470	14,544	15,027	14,069	13,134
Income before income taxes	6,524	7,985	6,251	5,656	5,303
Income tax provision	1,187	1,473	1,160	1,022	944
Net earnings	$5,337	$6,512	$5,091	$4,634	$4,359
PER COMMON SHARE DATA
Earnings per common share, basic	$0.45	$0.55	$0.43	$0.41	$0.39
Earnings per common share, diluted	0.45	0.55	0.42	0.41	0.39
Cash dividends per common share	0.17	0.17	0.15	0.14	0.14
Book value per common share - end of quarter	21.19	20.68	20.23	20.04	18.75
Tangible book value per common share - end of quarter(1)	18.09	17.56	17.13	16.81	16.82
Common shares outstanding - end of quarter	11,813,586	11,829,868	11,964,472	11,960,772	11,058,956
Weighted-average common shares outstanding, basic	11,816,347	11,888,817	11,962,654	11,327,363	11,058,956
Weighted-average common shares outstanding, diluted	11,907,287	11,951,271	12,033,434	11,440,103	11,177,579
PERFORMANCE RATIOS
Return on average assets (annualized)	0.94%	1.15%	0.91%	0.90%	0.89%
Return on average equity (annualized)	9.11	10.67	8.39	8.58	8.35
Net interest margin (annualized)	3.64	3.58	3.50	3.44	3.41
Efficiency ratio(2)	68.55	63.16	69.00	68.88	68.99

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2019	2018
	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$246,176	$261,779	$248,758	$234,396	$206,308
Real estate:
Construction and development	250,852	237,503	229,307	211,745	193,909
Commercial real estate	581,926	582,519	599,153	570,448	450,076
Farmland	72,274	67,845	65,209	68,272	63,971
1-4 family residential	390,618	393,067	392,456	392,940	377,278
Multi-family residential	37,430	38,386	38,523	39,023	37,992
Consumer	56,158	54,777	53,947	52,949	48,982
Agricultural	19,994	23,277	24,184	23,362	22,545
Overdrafts	275	382	326	339	273
Total loans(1)(2)	$1,655,703	$1,659,535	$1,651,863	$1,593,474	$1,401,334

	Quarter Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$14,651	$14,441	$13,890	$13,375	$12,859
Loans charged-off	(78)	(507)	(94)	(201)	(116)
Recoveries	42	217	145	66	32
Provision for loan losses	575	500	500	650	600
Balance at end of period	$15,190	$14,651	$14,441	$13,890	$13,375

Allowance for loan losses / period-end loans	0.92%	0.88%	0.87%	0.87%	0.95%
Allowance for loan losses / nonperforming loans	419.2	248.7	166.8	162.3	282.4
Net charge-offs / average loans (annualized)	0.01	0.07	(0.01)	0.04	0.02

NON-PERFORMING ASSETS
Non-accrual loans (3)	$3,624	$5,891	$8,657	$8,557	$4,737
Other real estate owned	632	751	1,783	1,926	2,076
Repossessed assets owned	948	971	986	1,624	2,107
Total non-performing assets	$5,204	$7,613	$11,426	$12,107	$8,920

Non-performing assets as a percentage of:
Total loans(1)(3)	0.31%	0.46%	0.69%	0.76%	0.64%
Total assets	0.23	0.34	0.51	0.54	0.45

Restructured loans-nonaccrual	$487	$335	$—	$—	$—
Restructured loans-accruing	671	861	727	737	746

(1) Excludes outstanding balances of loans held for sale of $1.2 million, $1.8 million, $826,000, $1.7 million, and $1.5 million as of March 31, 2019, and December 31, September 30, June 30, and March 31, 2018, respectively.

(2) Excludes deferred loan fees of $466,000, $560,000, $727,000, $857,000, and $1.0 million as of March 31, 2019, and December 31, September 30, June 30, and March 31, 2018, respectively.

(3) Restructured loans-nonaccrual are included in nonaccrual loans which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$826	$939	$921	$852	$888
Net realized gain (loss) on securities transactions	—	—	1	(51)	—
Net realized gain on sale of loans	477	437	637	678	556
Fiduciary income	425	408	402	379	398
Bank-owned life insurance income	158	152	157	135	126
Merchant and debit card fees	959	1,005	937	871	829
Loan processing fee income	128	131	158	155	145
Other noninterest income	589	1,101	336	897	723
Total noninterest income	$3,562	$4,173	$3,549	$3,916	$3,665

NONINTEREST EXPENSE
Employee compensation and benefits	$8,986	$8,399	$8,156	$7,789	$7,778
Occupancy expenses	2,451	2,322	2,217	2,006	1,853
Legal and professional fees	626	531	948	1,033	568
Software and technology	782	653	636	657	556
Amortization	349	347	349	275	257
Director and committee fees	239	227	255	268	279
Advertising and promotions	385	416	335	380	279
ATM and debit card expense	278	270	289	259	309
Telecommunication expense	174	173	170	154	152
FDIC insurance assessment fees	33	146	164	159	156
Other noninterest expense	1,167	1,060	1,508	1,089	947
Total noninterest expense	$15,470	$14,544	$15,027	$14,069	$13,134

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2019			2018
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,651,608	$22,244	5.46%	$1,364,724	$16,256	4.83%
Securities available for sale	233,625	1,530	2.66	238,233	1,442	2.45
Securities held to maturity	162,121	1,028	2.57	172,679	1,061	2.49
Nonmarketable equity securities	12,128	170	5.68	7,508	89	4.81
Interest-bearing deposits in other banks	57,240	335	2.37	43,547	190	1.77
Total interest-earning assets	2,116,722	25,307	4.85	1,826,691	19,038	4.23
Allowance for loan losses	(14,906)			(12,989)
Noninterest-earnings assets	188,917			142,343
Total assets	$2,290,733			$1,956,045
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,458,261	$5,673	1.58%	$1,255,975	$3,274	1.06%
Advances from FHLB and fed funds purchased	74,700	447	2.43	59,979	214	1.45
Subordinated debentures	12,310	169	5.57	13,810	167	4.90
Securities sold under agreements to repurchase	11,065	11	0.40	11,621	11	0.38
Total interest-bearing liabilities	1,556,336	6,300	1.64	1,341,385	3,666	1.11
Noninterest-bearing liabilities:
Noninterest-bearing deposits	475,890			400,347
Accrued interest and other liabilities	20,893			5,589
Total noninterest-bearing liabilities	496,783			405,936
Shareholders’ equity	237,614			208,724
Total liabilities and shareholders’ equity	$2,290,733			$1,956,045
Net interest rate spread(2)			3.21%			3.12%
Net interest income		$19,007			$15,372
Net interest margin(3)			3.64%			3.41%

(1) Includes average outstanding balances of loans held for sale of $1.3 million and $1.7 million for the three months ended March 31, 2019 and 2018, respectively.

(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	As of
	2019	2018
	March 31	December 31	September 30	June 30	March 31
Total shareholders’ equity	$250,311	$244,583	$241,997	$239,658	$207,374
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,019)	(18,742)
Core deposit intangible	(4,493)	(4,706)	(4,919)	(5,133)	(2,578)
Total tangible common equity	$213,658	$207,717	$204,918	$202,506	$186,054
Common shares outstanding - end of quarter(1)	11,813,586	11,829,868	11,964,472	11,960,772	11,058,956
Book value per common share	$21.19	$20.68	$20.23	$20.04	$18.75
Tangible book value per common share	18.09	17.56	17.13	16.93	16.82

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.”  We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A.  As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services. Guaranty Bank & Trust has 30 banking locations across 23 Texas communities located within the East Texas, Dallas/Fort Worth, Greater Houston and Central Texas regions of the state.  Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"), and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; the composition of our loan portfolio, including deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to execute our business plan; acquisitions and integrations of acquired businesses; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; and the amount of nonperforming and classified assets we hold. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Cappy Payne Senior Executive Vice President and Chief Financial Officer (888) 572-9881
investors@gnty.com

Source: Guaranty Bancshares, Inc.